Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated July 17, 2026 (which report contains an explanatory paragraph relating to NuvOx Therapeutics, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) on our audit of the financial statements of NuvOx Therapeutics, Inc. as of and for the years ended December 31, 2025 and 2024.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Somerset, New Jersey

October 9, 2026

“RRBB” is the brand name under which Rosenberg Rich Baker Berman, P.A. and RRBB Advisors, LLC, and its subsidiary entities, including CFO Financial Partners LLC, provide professional services. Rosenberg Rich Baker Berman, P.A. and RRBB Advisors, LLC (and its subsidiary entities) practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. Rosenberg Rich Baker Berman, P.A. is a licensed independent CPA firm that provides attest services to its clients, and RRBB Advisors, LLC, and its subsidiary entities provide tax and business consulting services to their clients. RRBB Advisors, LLC, and its subsidiary entities are not licensed CPA firms.